UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2021

PROG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Georgia	1-39628	85-2484385
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

256 W. Data Drive Draper, Utah	84020-2315
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (385) 351-1369

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, Par Value $0.50 Per Share	PRG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On November 10, 2021, PROG Holdings, Inc., a Georgia corporation (the “Company”), issued a press release announcing the pricing of its previously announced offering of $600 million in aggregate principal amount of its 6.00% senior unsecured notes due 2029 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Notes will bear interest at a rate of 6.00% per annum, payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2022, and will be guaranteed by certain of PROG Holdings’ existing and future domestic subsidiaries. The offering of the Notes is expected to close on November 26, 2021, subject to customary closing conditions.

The net proceeds from the offering of the Notes will be used to fund the purchase price, and related fees and expenses, of its previously announced tender offer to purchase for cash up to $425 million in value of the Company’s common stock, par value $0.50 per share (the “shares”), at a single per share price of not less than $44.00 per share and not more than $50.00 per share, less any applicable withholding taxes and without interest. The Company intends to use any remaining proceeds for future additional share repurchases or, to the extent the Company determines not to repurchase additional shares, for general corporate purposes.

The tender offer is being made pursuant to the Offer to Purchase, dated November 4, 2021, the related letter of transmittal and other related materials filed as part of the Schedule TO related to the tender offer filed with the Securities and Exchange Commission, and neither this Current Report on Form 8-K nor the exhibit hereto is an offer to purchase or a solicitation of an offer to sell any shares of common stock in the tender offer.

The Notes and the guarantees thereof will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K and the exhibit hereto do not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor will there be any sale of notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the press release announcing the pricing of the Notes is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated November 10, 2021.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROG HOLDINGS, INC.

By:	/s/ Brian Garner
Brian Garner
Chief Financial Officer

Date: November 10, 2021